As filed with the Securities and Exchange Commission on December 10, 2008

Registration No. 333-146478
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2 ON
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL VINEYARD, INC.
(Exact name of registrant as specified in its charter)

Delaware	5180	20-8820679
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

35502 Camino Capistrano, Dana Point, California 92624
(Address of registrant's principal executive offices) (Zip Code)

(949)276-4729
(Registrant's Telephone Number, Including Area Code)

Robert DeMate
35502 Camino Capistrano
Dana Point, California 92624
Tel: (949)276-4729
(Name, Address and Telephone Number of Agent for Service)

Copies to:
Michael J. Muellerleile, Esq.
M2 Law Professional Corporation
500 Newport Center Drive, Suite 800
Newport Beach, California 92660
Tel: (949) 706-1470
Fax: (949) 706-1475

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Post-Effective Amendment No. 1 to Form SB-2 on Form S-1.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 (this “Post Effective Amendment No. 1”) is being filed pursuant to Section 10(a)(3) of the Securities Act to update the Form SB-2 Registration Statement (Registration No. 333-146478), which was previously declared effective by the Securities and Exchange Commission on October 15, 2007, to include the audited consolidated financial statements and the notes thereto included in the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and to update certain other information in such Registration Statement. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of such Registration Statement on October 3, 2007.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2008

INTERNATIONAL VINEYARD, INC.
PROSPECTUS

International Vineyard, Inc.,
a Delaware corporation
1,293,125 Shares of Common Stock

This prospectus relates to 1,293,125 shares of common stock of International Vineyard, Inc., which are issued and outstanding shares of our common stock, acquired by the selling shareholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

Our common stock is traded on the OTC Bulletin Board under the symbol “IVYD.OB”. As of December 10, 2008, our stock has not traded.

See “Risk Factors” on Pages 5 to 11 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale of these securities is not permitted.

The date of this prospectus is ______.
Subject to completion.

SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors,” and our financial statements and the accompanying notes.

Our Business:
Our principal business address is 35502 Camino Capistrano, Dana Point, California 92624. Our telephone number is (949)276-4729.

We intend to be an international provider of French and California sourced wines sold under several company-owned brands. Our initial product line will be two wine brands from the California central coast and one wine brand from France.  The California brands will consist of three different varietals: Chardonnay, Merlot and Cabernet Sauvignon. The French wine will be a red table wine. We intend to market our wines to the Chinese market via wine distributors and to the grocery and discount retail market in the United States.

Our state of organization:	We were incorporated in Delaware on April 2, 2007.

Summary financial information:
The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this prospectus.  We have prepared our financial statements contained in this prospectus in accordance with accounting principles generally accepted in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this prospectus.

Income Statement	Period Ending September 30, 2008	Period from Inception on April 2, 2007 through December 31, 2007

Net Revenue	0	0
Gross Profit	0	0
Operating Expenses	9,825	41,988
Loss Operations	9,825	41,998
Net Loss Per Share	0	0

Balance Sheet	September 30, 2008	December 31, 2007

Total Assets	32,414	69,442
Total Liabilities	9,181	280
Shareholders' Equity	23,233	69,162

Number of shares being offered:
The selling stockholders have advised us that they will sell the up to 1,293,125 shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

Our common stock is traded on the OTC Bulletin Board under the symbol “IVYD.OB”. As of December 10, 2008, our stock has not traded.

Estimated use of proceeds:	We will not receive any of the proceeds from the sale of those shares being offered by the selling shareholders.

RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any of our shares of common stock. A purchase of our common stock is speculative in nature and involves a lot of risks. Any person who cannot afford the loss of his or her entire purchase price for the offered shares should not purchase of the offered shares because such a purchase is highly speculative and involves significant risks. Our business objectives must also be considered speculative, and we cannot guaranty that we will satisfy those objectives. Purchasers of the offered shares may not realize any return on their purchase of the offered shares. Purchasers may lose their investments in us completely.

Risks Related to our Business:

We have a limited operating history upon which an evaluation of our prospects can be made.

We were formed on April 2, 2007. Our lack of operating history in the wine industry makes an evaluation of our business and prospects very difficult. Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business. We cannot be certain that our business will be successful or that we will generate significant revenues and become profitable.

We will need to raise additional capital to fund our operations. Our failure to raise additional capital will significantly affect our ability to fund our proposed activities.

To develop, produce, market, and distribute our wines, we may be required to raise additional funds. We do not know if we will be able to acquire additional financing. We anticipate that we will need to spend significant funds on marketing and distributing our wine products. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our operations.

We have incurred a net loss since inception and expect to incur net losses for the foreseeable future.

As of September 30, 2008, our net loss since inception was $87,917. We expect to incur operating and capital expenditures for the next year and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to generate sufficient revenues to achieve profitable operations.

Because we are a development stage company, we have no revenues to sustain our operations.

We are a development stage company that is currently developing our business. To date, we have not generated any revenues, and we cannot guaranty that any will be generated. The success of our business operations will depend upon our ability to quality wine and market and sell that wine to customers. We are not able to predict whether we will be able to develop our business and generate revenues. If we are not able to complete the successful development of our business plan, generate significant revenues and attain sustainable profitable operations, then our business will fail.

Our business is dependent on our ability to acquire quality wines from our suppliers.

While we believe that we can secure regular supplies of wines from a combination of suppliers, we cannot be certain that supply shortages will not occur. Our suppliers have subject to the risks inherent in the wine industry such as following:

• a shortage in the supply of wine grapes;
• increases in our wine production costs;
• oversupply of grapes; and
• various diseases, pests and certain weather conditions affecting quality and quantity of grapes.

In the event that any of above events occurs, our business will be negatively affected. Our supply of wine could be disrupted and the cost of the wine we sell could increase significantly.  We cannot guaranty that any of those events will not occur or that our business will not be negatively affected by the occurrence of any of those events.

Contamination of our wines could lead to a diminishing reputation of our product, which would harm our business.

Because our products are designed for human consumption, our business is subject to certain hazards and liabilities related to food products, such as contamination. A discovery of contamination in any of our wines, through tampering or otherwise, could result in a recall of our products. Any such recall would significantly damage our reputation for product quality and could seriously harm our business and sales. We do not maintain any insurance to protect against such risks. Therefore, if our products are recalled and we do not have adequate insurance coverage, our business will suffer a significant loss of sales and profit, as well as capital to cover the difference in the liability cost.  Brand reputation is especially important in product sales in China, and our inability to protect the reputation of our brands in China could harm our ability to sell our products there.

Infringement of our brand name may damage our business.

Our wines will be branded consumer products. Our ability to distinguish our brand name from those of our competitors depends, in part, on the strength and vigilant enforcement of our brand name. Competitors may use trademarks, trade-names or brand names that are similar to those we use, thereby weakening our intellectual property rights. If our competitors infringe on our rights, we may have to litigate in order to protect such rights. Litigation may result in significant expense and divert our attention from business operations. In addition, we cannot assure you that we would be successful in protecting our rights or that we will have the funds to litigate in an attempt to protect our rights.

We face intense competition, which could hinder our ability to implement our business plan and generate revenues. Most of our competitors have significantly greater resources than we do.  If we cannot compete effectively, we may not be able to generate any revenues, or achieve or sustain profitability.

We are in a highly competitive industry. Our principal competitors include companies that are well recognized as wine distributors for several years and have an established customer base. These competitors may enhance their services to include some that we may not be able to provide until we achieve profitability. Many of our current and potential competitors enjoy substantial competitive advantages, such as:

• greater name recognition;
• larger marketing budgets and resources;
• established marketing relationships;
• access to larger customer bases; and
• substantially greater financial, technical and other resources.

As a result, they may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements.    Many of these competitors have greater financial resources than we have and have been in operation for many years more than us. In addition, many of these companies have greater name recognition among potential customers. These companies might be willing to sacrifice profitability to capture a greater portion of the market or pay higher prices than we would for the same acquisition opportunities. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

We may experience domestic and international barriers to conducting business due to government regulations.

The United States wine industry is subject to extensive regulation by the Federal Bureau of Alcohol, Tobacco and Firearms and various foreign agencies, state liquor authorities and local authorities. These regulations and laws dictate such matters as licensing requirements, trade and pricing practices, permitted distribution channels, permitted and required labeling, advertising and relations with wholesalers and retailers.

In addition, importing wine to China requires complying with numerous and complex regulations, including proper labeling, payment of a series of taxes and duties, inspection and certification of our facilities, and selling and marketing our product in China.  We will need to locate and retain agents to help us comply with these requirements in China, without which we would be unable to conduct sales there.

An increase in excise taxes or government regulations could harm our business.

The United States, France, China, and other countries in which we anticipate dealing with operate impose excise and other taxes on beverage alcohol products in varying amounts which have been subject to change. Significant increases in excise or other taxes on beverage alcohol products could harm our financial condition or results of operations. In addition, federal, state, local and foreign governmental agencies extensively regulate the beverage alcohol products industry concerning such matters as licensing, trade and pricing practices, permitted and required labeling, advertising and relations with wholesalers and retailers. Certain federal and state regulations also require warning labels and signage. We will be required to comply with extensive regulations, including Chinese import, labeling, certifications and tax requirements to sell our product in China.  New or revised regulations or increased licensing fees, requirements or taxes could also harm our financial condition or results of operations.

We rely on the performance of wholesale distributors, major retailers and chains for the success of our business.

In China, we hope to sell our products principally to wholesalers and directly to major retailers that are beginning to operate in China. The poor performance of our major wholesalers or retailers as well as our inability to collect accounts receivable from our major wholesalers or retailers will negatively affect our operations.  The difficulty of finding, retaining, and working with Chinese agents to help us comply with Chinese regulations and facilitate our wholesaling activities in China would impact our ability to operate profitably in China.

Our business could be harmed by a decline in the consumption of products we sell.

Over the last ten years, there have been increases in consumption of beverage alcohol in our product category and geographic markets. There have been periods in the past, however, in which there were substantial declines in the overall per capita consumption of beverage alcohol products in the United States and other markets in which we may participate. A limited or general decline in consumption in one or more of our products could occur in the future due to a variety of factors, including:

• a general decline in economic conditions;
• increased concern about the health consequences of consuming beverage alcohol products and about drinking and driving;
• a trend toward a healthier diet including lighter, lower calorie beverages such as diet soft drinks, juices and water products;
• the increased activity of anti-alcohol groups; and
• increased federal, state or foreign excise or other taxes on beverage alcohol products.

Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

A portion of our revenues may be settled in Renminbi, and any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

An increase in the cost of energy could affect our profitability.

If there are significant increases in energy costs, or if energy costs continue to rise, this would result in higher transportation, freight and other operating costs. Our future operating expenses and margins will depend on our ability to manage the impact of cost increases. We cannot guaranty that we will be able to pass along increased energy costs to our customers through increased prices.

Our business will be harmed if we are unable to find reliable distributors and agents in China to assist us with doing business in China and distribute our products.

Due to language differences and regulatory requirements, we will be required to find reliable agents and distributors to assist us in doing business in China.  If some or all of these distributors reduce their orders or discontinue doing business with us, we could have difficulties finding new distributors to distribute our products which would harm our ability to sell our products and generate revenues. Our reliance on these agents and distributors could also affect our bargaining power in getting favorable prices for our products. In addition, untimely payment and/or failure to pay by these agents and distributors would harm our cash flow.

We will depend heavily on agents and distributors we engage to facilitate our business operations in China, and any loss of such personnel, or the failure to continue to attract such personnel in the future, could harm our business.

The business of providing wines to international markets is specialized and requires the employment of personnel with operational experience in the industry and contacts within China. Accordingly, we must attract and retain key personnel and agents in China to facilitate our business there. Our ability to effectively implement our business strategy will depend upon, among other factors, the successful recruitment and retention of additional management and other key personnel that have the necessary operational skills and experience with exporting and importing requirements. These individuals are difficult to find in California and in China, and we may not be able to retain such skilled employees.

Any disruption of the operations in domestic and overseas warehouses and distribution of our projects would damage our business.

All of our products will be shipped from warehouses in California and France and stored in China prior to distribution to market. We currently do not maintain insurance covering our product while it is being shipped to China or while it is housed in storage facilities, either in the U.S. or abroad. We also do not carry any business interruption insurance. Our operations could be interrupted by shipping accidents, or other events, such as fire, flood, earthquake and other events beyond our control. Any disruption of the operations during shipping or storage would have a significant negative impact on our ability to deliver products, which would cause a potential diminution in sales, the cancellation of orders, damage to our reputation and potential lawsuits.

The constantly evolving legal system in China is unpredictable and may afford us inadequate legal protections.

We anticipate we will conduct most of our product sales in China, which utilizes a civil law system based on written statutes. Unlike common law systems, it is a system in which precedents set in earlier legal cases are not generally used. The overall effect of legislation enacted over the past 20 years has been to enhance the protections afforded to foreign invested enterprises in China. However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involves uncertainties. These uncertainties could limit the legal protections available to foreign enterprises to acquire and hold licenses and permits, such as requisite business licenses.   As a result, it could be difficult for us to enforce any legal rights we may have in conducting and protecting our operations in China.

Changes in China's political and economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on its economic development, but the government could change these economic reforms or any of its legal systems at any time. Changes could either benefit or damage our operations and profitability. Potential changes, among others, are the following:

• level of government involvement in the economy;
• control of foreign exchange;
• methods of allocating resources;
• balance of payments position;
• international trade restrictions; and
• international conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The Chinese government will exert substantial influence over the manner in which we conduct our business activities.

China only recently has permitted provincial and local economic autonomy and private economic activities. The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership of business enterprises. Our ability to conduct operations in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, intellectual property and other matters. We believe that our sales to China will be in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations, including stricter import regulations or regulations with regard to the sale and use of alcohol, that would require additional expenditures and efforts on our part to conduct our business, increase our market size or ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or conduct a public relations campaign against imported wine consumption, or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China, and could require us to cease doing business there.

Future inflation in China may reduce the demand for our product in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and widely fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action which could inhibit economic activity in China, reduce the demand for imported wine which is considered a luxury product in China, and thereby harm the market for our products.

We anticipate that we may need to raise additional capital to market our products. Our failure to raise additional capital will significantly affect our ability to fund our proposed activities.

To market our products, we may be required to raise additional funds. We do not know if we will be able to acquire additional financing at commercially reasonable rates. We anticipate that we will spend a significant amount of funds on the marketing and promotion of our products. Our failure to obtain additional funds would significantly limit or eliminate our ability to fund our sales and marketing activities.

We anticipate that we may seek additional funding through public or private sales of our securities. That could include equity securities, or through commercial or private financing arrangements. Adequate funds may not be available when needed or on terms acceptable to us. In the event that we are not able to obtain additional funding on a timely basis, we may be required to limit any proposed operations or eliminate certain or all of our marketing programs, either of which could negatively impact our operations.

Our officers and directors are engaged in other activities that could conflict with our interests. Therefore, our officers and directors may not devote sufficient time to our affairs, which may affect our ability to conduct marketing activities and generate revenues.

The people currently serving as our officers and directors have existing responsibilities and have additional responsibilities to provide management and services to other entities. As a result, conflicts of interest between us and the other activities of those entities may occur from time to time, in that our officers and directors shall have conflicts of interest in allocating time, services, and functions between the other business ventures in which they may be or become involved and our affairs. Our officers and directors currently work for us on a part time basis.

We depend on the efforts and abilities of our management to continue operations.

Keith Bootow is our only employee with experience relevant to business. Outside demands on his time may prevent him from devoting sufficient time to our operations. The interruption of the services of Mr. Bootow will significantly hinder our operations, profits and future development, especially if suitable replacements are not promptly obtained.  We do not currently have any executive compensation agreements.  We cannot guaranty that our management will remain with us.

The costs to meet our reporting requirements as a public company subject to the Exchange Act of ’34 will be substantial and may result in us having insufficient funds to operate our business.

We will incur ongoing expenses associated with professional fees for accounting and legal expenses associated with being a public company. We estimate that these costs will range up to $50,000 per year for the next few years. Those fees will be higher if our business volume and activity increases.  Those obligations will reduce and possibly eliminate our ability and resources to fund our operations and may prevent us from meeting our normal business obligations.

Risks Related to Owning Our Common Stock:

Our board of directors has the authority, without stockholder approval, to issue preferred stock with terms that may not be beneficial to common stockholders and may grant voting powers, rights and preference that differ from or may be superior to those of the registered shares.

Our articles of incorporation allow us to issue 5,000,000 shares of preferred stock without any vote or further action by our stockholders. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval, including large blocks of preferred stock. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.

Our officers, directors and principal shareholders own approximately 87.9% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.

Our officers, director and principal shareholders beneficially own, in the aggregate, approximately 87.9% of our outstanding shares of common stock.  If the officers, directors and principal shareholders sell all of their shares that are being registered in this offering, they will own approximately 81.3% of our outstanding shares of common stock.  Such concentrated control of the company may negatively affect the price of our common stock.  Our officers, directors and principal shareholders can control matters requiring approval by our security holders, including the election of directors.

The offering price of the shares of common stock was arbitrarily determined. Therefore, investors may lose all or part of their investment if the offering price is higher than the current market value of the offered shares.

The offering price of the shares of common stock being offered by the selling shareholders has been determined arbitrarily and has no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have only generated minimal revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us. Investors could lose all or a part of their investment if the offering price has been arbitrarily set too high. Even if a public trading market develops for our common stock, the shares may not attain market values commensurate with the offering price.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

Our common stock is subject to penny stock regulations which may make it difficult for investors to sell their stock.

The Securities and Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which specifies information about penny stocks and the nature and significance of risks of the penny stock market.  The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  If our common stock becomes subject to the penny stock rules, holders of our shares may have difficulty selling those shares.

Forward Looking Statements

Information in this prospectus contains “forward looking statements” which can be identified by the use of forward-looking words such as “believes”, “estimates”, “could”, “possibly”, “probably”, “anticipates”, “estimates”, “projects”, “expects”, “may”, or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements.  Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.  Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

SELLING STOCKHOLDERS

The following table sets forth information concerning the selling shareholders including:

1.	the number of shares owned by the selling shareholders prior to this offering;
2.	the total number of shares that are to be offered by the selling shareholders;
3.	the total number of shares of common stock that will be owned by the selling shareholders upon completion of the offering; and
4.	the percentage of common stock that will be owned by the selling shareholders upon completion of the offering if all of the offered shares are sold by the selling shareholders.

The shares offered for sale constitute all of the shares known to us to be beneficially owned by the selling shareholders. The selling shareholders have no position or office with us, nor any material relationship with us, except as listed below. The selling shareholders are not broker-dealers or affiliates of broker-dealers to our knowledge.

Name of Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder Before the Offering	Amount of Shares of Common Stock to be Offered by the Selling Security Holder	Amount of Shares of Common Stock Owned by Selling Security Holder After the Offering	Percentage of Common Stock Owned if all of the Offered Shares Are Sold
Rob DeMate (1)	1,612,500	112,500	1,500,000	16.26%
Joe DeMate	7,500	7,500	0	0%
Laura Sako Miyabe	6,250	6,250	0	0%
Justo Parga	12,500	12,500	0	0%
Debora Parga	12,500	12,500	0	0%
Rosa Mendez	6,250	6,250	0	0%
Matt Plasch	6,250	6,250	0	0%
Michael L. Leake	7,500	7,500	0	0%
Kenneth W. Faught and
Amy B. Faught As TTEE
u/t/d dtd 8/3/06 (2)	6,250	6,250	0	0%
Steve L. Marsh	12,500	12,500	0	0%
William Moore	6,250	6,250	0	0%
Michael T. Leake (3)	1,643,750	143,750	1,500,000	16.26%
Michael Speakman (4)	1,625,000	125,000	1,500,000	16.26%
Kelly Stanley	12,500	12,500	0	0%
Arnold Craig Potter	12,500	12,500	0	0%
Lawrence Leisz	62,500	62,500	0	0%
Jason A. Haas	12,500	12,500	0	0%
Suiyuen Wong	6,250	6,250	0	0%
Jason Ortega	9,375	9,375	0	0%
Jeffrey M. Hoss	25,000	25,000	0	0%
Kalee Ross Fonseca	31,250	31,250	0	0%
Tortan Ventures LLC (5)	225,000	225,000	0	0%
Marquita Parrino	6,250	6,250	0	0%
Susan MacMillan	6,250	6,250	0	0%
Michael Munoz	25,000	25,000	0	0%
Deanna L. Mathis	6,250	6,250	0	0%
Ryan Tod Wakefield	6,250	6,250	0	0%
Josef Bootow	12,500	12,500	0	0%
Brooke MacKinnon	6,250	6,250	0	0%
Jeffrey Arnett	62,500	62,500	0	0%
Timothy Speakman	12,500	12,500	0	0%
Martin Foxman	12,500	12,500	0	0%
Glen LaPalme	12,500	12,500	0	0%
Cecil B. Jennings	125,000	125,000	0	0%
Paul Anthony Cadena	6,250	6,250	0	0%
Okson Jones	125,000	125,000	0	0%
Michelle Treadway	6,250	6,250	0	0%
Total	5,793,125	1,293,125

(1)  Rob DeMate is our Chief Financial Officer and one of our directors.
(2)  Kenneth W. Faught and Amy B. Faught share voting and investment control over the securities held by Kenneth W. Faught and Amy B. Faught As TTEE u/t/d dtd 8/3/06.
(3)  Michael T. Leake is one of our principal shareholders.
(4)  Michael Speakman is one of our principal shareholders.
(5)  Keith Bootow and Brian Bootow share voting and investment control over the securities held by Tortan Ventures LLC.  Keith Bootow, our President, Secretary and one of our directors, and his son Brian Bootow are the members of Tortan Ventures LLC and are each deemed to beneficially own those shares.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, or at privately negotiated prices.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	to cover short sales made after the date that this registration statement is declared effective by the Securities and Exchange Commission;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon a selling stockholder’s notification to us that any material arrangement has been entered into with a broker-dealer for the sale of such stockholder’s common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders may be deemed to be “underwriters” and any broker-dealers or agents that are involved in selling the shares will be deemed to be “underwriters” within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Securities and Exchange Commission. If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and the Securities Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

We are required to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares being offered by the selling shareholders.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND SMALL BUSINESS
ISSUER PURCHASES OF EQUITY SECURITIES

Market Information.  In June 2008, our common stock became eligible for quotation on the Over-the-Counter Bulletin Board under the symbol “IVYD.OB”. As of December 10, 2008, no shares of our common stock have traded.

As of December 10, 2008, there were approximately 39 record holders of our common stock.

Reports to Security Holders. Our securities are eligible for quotation on the Over the Counter Bulletin Board.  We are a reporting company with the Securities and Exchange Commission; therefore, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no outstanding shares of our common stock which can be sold pursuant to Rule 144. There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. We have agreed to register for sale 1,293,125 shares of common stock held by our shareholders.

There have been no cash dividends declared on our common stock.  Dividends are declared at the sole discretion of our Board of Directors.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

Use of Proceeds of Registered Securities. There were no sales or proceeds during the period ended September 30, 2008, for the sale of registered securities.

Penny Stock Regulation.  Shares of our common stock will probably be subject to rules adopted the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system).  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

•	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•
a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities’ laws;

•	a brief, clear, narrative description of a dealer market, including "bid" and "ask” prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
•	a toll-free telephone number for inquiries on disciplinary actions;
•	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•	such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

•	the bid and offer quotations for the penny stock;
•	the compensation of the broker-dealer and its salesperson in the transaction;
•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.  Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Critical Accounting Policy and Estimates. Our Management’s Discussion and Analysis of Financial Condition and Results of Operations section discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, accrued expenses, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The most significant accounting estimates inherent in the preparation of our financial statements include estimates as to the appropriate carrying value of certain assets and liabilities which are not readily apparent from other sources.

These accounting policies are described at relevant sections in this discussion and analysis and in the notes to the financial statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2008.

Liquidity and Capital Resources. We had cash and cash equivalents of $30,328 as of September 30, 2008, which also equaled our total current assets.   As of September 30, 2008, we also had $1,086 in property and equipment, net of accumulated depreciation, and other assets of $1,000 making our total assets $32,414 as of September 30, 2008.  In September 2007, we raised $105,950 in a private placement in exchange for 1,324,375 shares of our common stock, or $0.08 per share. In April 2007, we raised $7,900 in a private placement in exchange for 7,900,000 shares of our common stock, $0.001 per share. We have used some of those proceeds to pay for the development of our wines, professional fees and working capital.

As of September 30, 2008, we had liabilities of $9,181, all of which were represented by accounts payable and accrued expenses. During 2008, we incurred significant accounting costs associated with the audit of our financial statements. We expect that the legal and accounting costs of being a public company will continue to impact our liquidity and we may need to obtain funds to pay those expenses. Other than the anticipated increases in legal and accounting costs due to the reporting requirements of being a reporting company, we are not aware of any other known trends, events or uncertainties, which may affect our future liquidity.

In October 2007, we filed a Registration Statement on Form SB-2 for the registration of 1,524,375 shares of our outstanding common stock.  On October 15, 2007, our registration statement was declared effective by the Securities and Exchange Commission.  The purpose of the SB-2 was to register shares of common stock held by our existing shareholders.

For the three months ended September 30, 2008 as compared to the three months ended September 30, 2007.

Revenues.  We had no revenue for the three months ended September 30, 2008 as compared to the three months ended September 30, 2007, during which we also had no revenue.

Operating Expenses and Net Loss. Our general and administrative expenses and our net loss before income taxes was $9,825 for the three months ended September 30, 2008.  This is in comparison to $21,455 which was the total of our general and administrative expenses and net loss for the three months ended September 30, 2007.

For the nine months ended September 30, 2008 as compared to the period from inception on April 2, 2007 through September 30, 2007.

Results of Operations.

Revenues.  We had no revenue for the nine months ended September 30, 2008 as compared to period from inception on April 2, 2007 through September 30, 2007, during which we also had no revenue.

Operating Expenses and Net Loss. Our general and administrative expenses and our loss before income taxes was $45,129 for the nine months ended September 30, 2008. After provision of income taxes of $800, our net loss was $45,929 for the nine months ended September 30, 2008.  This is in comparison to $25,842, which was the total of our general and administrative expenses and net loss for the period from inception on April 2, 2007 through September 30, 2007.

For the period from inception on April 2, 2007 through December 31, 2007.

Results of Operations.

Revenues.  We had no revenue for the period from our inception on April 2, 2007 through December 31, 2007.

Operating Expenses and Net Loss. Our net loss from operations of $41,988 for the period from our inception on April 2, 2007 through for the year ended December 31, 2007 was comprised solely of general and administrative expenses.

Our Plan of Operation for the Next Twelve Months.  To effectuate our business plan during the next twelve months, we must continue to develop our wine products and begin selling the wines. We are currently marketing our wines to distributors in China. We believe that we will need to spend approximately $10,000 to market our wines. However, we may need to spend more funds on marketing and promotion than we have initially estimated. Our failure to market and promote our services will hinder our ability to increase the size of our operations and generate revenues. If we are not able to generate revenues that cover our estimated operating costs, our business may ultimately fail.

During the next three to six months, our primary objective is to complete development of our wines and commence sales of the wines. We hope to begin shipping the Oseo and Stone Barn wines during the first quarter of 2009. We hope to complete development of our French red table wine and begin shipping in the second half of 2009. Our president has extensive experience and contacts in the industry and we believe that we will be able to market and sell the wines that we are developing through his contacts.

We had cash of $30,832 as of September 30, 2008. In the opinion of management, available funds will satisfy our working capital requirements for the next twelve months. Our forecast for the period for which our financial resources will be adequate to support our operations involves risks and uncertainties and actual results could fail as a result of a number of factors.  In the event that we experience a shortfall in our capital, we intend to pursue capital through public or private financing as well as borrowings and other sources, such as our officers, director and principal shareholders. We cannot guaranty that additional funding will be available on favorable terms, if at all. If adequate funds are not available, we hope that our officers, director and principal shareholders will contribute funds to pay for our expenses to achieve our objectives over the next twelve months. However, our officers, director and principal shareholders are not committed to contribute funds to pay for our expenses.

To date, we have experienced significant difficulties in generating revenues and raising additional capital.  We believe our inability to raise significant additional capital through debt or equity financings is due to various factors, including, but not limited to, a tightening in the equity and credit markets. We had hoped to commence selling our wines during the last six months. However, our ability to sell our products and expand our operations has been negatively affected by our inability to raise significant capital and our inability to generate significant revenues. We hope we will be able to raise additional funds from some of our current shareholders now that we are eligible for quotation on the OTC Bulletin Board.

We also intend to explore acquiring smaller companies with complementary businesses. Accordingly, over the next six months, we intend to research potential opportunities for us to acquire smaller companies with complementary businesses to our business and other companies that may be interested in being acquired by us or entering into a joint venture agreement with us. As of the date of this report, we have not identified any potential acquisition or joint venture candidates. We cannot guaranty that we will acquire or enter into any joint venture with any third party, or that in the event that we acquire another entity, this acquisition will increase the value of our common stock. We hope to use our common stock as payment for any potential acquisitions.

We are not currently conducting any research and development activities other than the development of our website which we expect the total cost to be approximately $1,500. We do not anticipate that we will purchase or sell any significant equipment. In the event that we generate significant revenues and expand our operations, then we may need to hire additional employees or independent contractors as well as purchase or lease additional equipment.

Off-Balance Sheet Arrangements. We have no off-balance sheet arrangements.

BUSINESS

Transactions with Promoters.  Keith Bootow and Robert DeMate were our promoters and serve as our officers and directors. In April 2007, we issued 1,500,000 shares of our common stock to Keith Bootow and 1,500,000 shares of our common stock to Keith Bootow, who were our founders and were our officers and directors at inception.  These shares were issued in exchange for cash of $3,000, or $0.001 per share.

Description of Business

Background. We were incorporated under the laws of the State of Delaware on April 2, 2007, as International Vineyard, Inc.

Our Business. We intend to be an international provider of French and California sourced wines sold under several company-owned brands. We intend to market our wines to the Chinese market via wine distributors and to the grocery and discount retail market in the United States. We have not yet generated any revenues from the sale of the wines we are developing. We have not yet received any orders for those wines. If we generate revenues, we intend to increase our product offerings as well as our marketing activities.

Our Products. Our initial product line will be two wine brands from the California central coast and one wine brand from France.  The California brands will be produced, bottled and packaged from the central coast of California. The California brands will carry our International Vineyard name on the back of the bottle and with two different labels. Both California brands will consist of three different varietals: Chardonnay, Merlot and Cabernet Sauvignon.  Our first brand will have a more traditional wine label with a vineyard in the background with an older world name.  Our second brand will have a more modern label with a multitude of designs and colors. The brand names for the California wines are Oseo and Stone Barn. The price points for these wines will be approximately $8 to $13.

We will be introducing only one French brand in two different bottles. The French wine will be a red table wine with one bottle labeled as a “Reserve” and one bottle labeled as a “Select”. Both wines will be produced, bottled and packaged in France.  The French brand will also carry our international vineyard name on the back of the bottle. We are currently developing the French brand and we believe it will be completed in 2008.

Future Products. If we generate significant revenues from the sale of our wines in the next twelve months, we hope expand our product line to include the following:

• cabernet
• pinot noir; and
• wine cooler drinks.

Our Supplier.  Our products are currently supplied by Delicatio Family Wines. We anticipate that we will be able to develop relationships with additional suppliers so that we will have alternative suppliers in the event that our current supplier does not desire or is unable to supply a sufficient amount of products to meet our customers’ requirements. In order to develop relationships with other suppliers, our management has been taste testing wines that are currently manufactured by other suppliers. We also plan to enter arrangements with other suppliers to diversify our product offerings. However, we do not currently have any formal agreement, understanding or arrangements with any other suppliers. We do not know when we will be able to secure a relationship with another supplier.

We do not have a written agreement with Delicatio Family Wines. Therefore, Delicatio Family Wines has no obligation to provide products to us and may terminate our relationship at any time. In the event that Delicatio Family Wines terminates our relationship, we will not be able to offer our wines until we establish a relationship with another provider. We hope to enter into a written, long-term agreement with Delicatio Family Wines, although we cannot guaranty that we will be able to enter into such an agreement.

Our Target Markets and Marketing Strategy.  We believe that our primary target market will consist of the Chinese market for imported wines and also, to a lesser extent, the grocery and discount retailer market in the United States. We believe that as China’s population becomes increasingly urbanized, the consumption of wine, especially imported wine, in China will continue to grow.  While China has its own developing domestic wine industry, we believe there is a growing trend toward consumption of imported wines, especially those from France and Australia. We also believe that, given their growing worldwide reputation for quality, California wines have the potential to become popular among the growing imported wine-consuming segment of the Chinese market.  Since brand names and reputation are extremely important in influencing purchasing decisions in the Chinese market, we therefore intend to focus particular attention to developing our brand name in China.  Our marketing initiatives include:

• utilizing the contacts of our management;
• attend international and industry tradeshows;
• develop and print sales and marketing materials including brochures and cards; and
• initiate direct contact with potential distributors.

Our business strategy is establish and then increase sales and distribution of our brands in China, and attempt to increase consumer awareness of, and brand loyalty to, our unique brands in China.  Key elements of our business strategy include: creating strong distributor relationships and key accounts and, if possible, stimulating consumer demand for our brands.

We expect to grow our business by making connections with existing distribution networks in China, which is already well-known to our management from prior business dealings in the beverage industry.

Growth Strategy. We plan to grow our operations through by utilizing any revenues that we generate to expand our operations by increasing the volume of wines we have available for export to China, and through adding additional varietals to our product offering.

We believe that we will be able to generate additional revenues by increasing the size of our product line, thereby increasing the number of wines that we can distribute to China. We intend to look for opportunities to produce other varietals of wines or purchase them from other companies. We also believe that there may be opportunities to enter into joint venture agreements with companies that produce other varietals other than our own. In addition to continually seeking out and evaluating new varietals and blends, we may consider the acquisition of other vineyards operating in a similar fashion.

Our Industry.   We believe there is an emerging market for imported wine consumption in China.  Wine consumption and sales in China are expected to grow in the next decade, both for China’s domestic wines and imported to China from other parts of the world.   According to China Wines Information Website at http://www.wines-info.com/en/index.aspx, China recently became one of the top ten wine-drinking countries in the world.  From 2004 to 2005, wine consumption in China increased by 13% growing to about 564 million bottles.   According to the report of VINEXPO and IWSR, wine consumption in China will keep on growing to about 35% from 2005 to 2010. From 2001 to 2010, wine consumption will grow to about 65%, or 6.5 times as much as total global growth.

The sales of wine whose prices range between $5 and $10 per bottle are expected to increase 154%, while the sales of wine priced above $10 per bottle is expected to increase 157%.  The consumption of imported wine is also expected to expand.  In 2005, imported wine accounted for 5.6% in total consumption in China, (23.7 million liters), an increase of 62% over that in 2001. It was predicted that the total quantity of the imported wine will reach about 53%, climbing to 6.4 million liters.  While VINEXPO/IWSR estimates that sales of red wine accounted for 80% in total wine consumption in 2005, from 2001 to 2005, sales of white wine increased from 19% to almost 37%, and white wine sales are expected to increase 64% from 2005 to 2010.  The consumption of rose wine which occupied 1% of the total increased 36% in 2005.  Currently, most wines imported to China originate in France; from 2001 to 2005, the sales of French wine increased by about 55%, comprising 40% of the total of all wines imported to China.

Our Competition. We compete with the major wine producers and distributors that dominate the wine industry in the United States as well as internationally. In addition to competing with the major wine producers and distributors that dominate the industry, we will also compete with numerous independent wine distribution companies. Many of these companies have access to vast financial resources. Additionally, they have established long standing relationships with wine producers, distributors and customers. We cannot and do not intend to compete with either the large or mid-sized companies. We are also at a significant competitive disadvantage within our industry because we have not previously produced and distributed any wines and have limited capital resources.

Our Website www.internationalvineyard.com.  We are currently developing our website to allow costumers to view all of our wine brands and access detailed information about those products.  Our website will also provide a description of our business together with our contact information including our address, telephone number and e-mail address. We also believe that we can use our website to facilitate sales of our products as well as increase brand awareness.

Our Intellectual Property. We do not presently own any copyrights, patents, trademarks, licenses, concessions or royalties, and we may rely on certain proprietary technologies, trade secrets, and know-how that are not patentable.

We currently own the domain names www.internationalvineyard.com. Under current domain name registration practices, no one else can obtain a duplicate domain name, but someone might obtain a similar name to the domain name we ultimately use, or the identical name with a different suffix, such as “.org”, or with a country designation. The regulation of domain names in the United States and in foreign countries is subject to change, and we could be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our domain names.

We may also protect various other words, names, symbols, and devices that are used with goods produced by us to distinguish them from those produced by others through the use of trademarks, and will identify and distinguish the source of several of our services through the use of service marks. These would include brand names for our wines and logos on the wine labels.  We have not filed applications to protect any other trade or service marks. We cannot guaranty we will receive such trade or service mark protection if we make an application.

Government Regulation. We are subject to federal, state and local laws and regulations generally applied to businesses, such as payroll taxes on the state and federal levels. We believe that we are in conformity with all applicable laws in Delaware and the United States. We may also be subject to U.S. federal and California state regulations with regard to exporting wines produced in California and exporting our wines outside the United States, including taxes, licenses and regulations governing our production methods, bottling and labeling, alcohol content.

The California Department of Alcoholic Beverage Control, or ABC, regulates the manufacture, importation and sale of alcoholic beverages in the State of California. We intend to apply with ABC for license 17 to operate as a beer and wine wholesaler and license 18 to operate as a distilled spirits wholesaler.

There are also numerous requirements to meet with regard to exporting wines from France, and importing these and California wines to China.  We will likely need to engage an export agent in France to help facilitate this process, and an import agent in China to help us comply with China’s specific product labeling requirements and other import regulations.  These include obtaining certifications of our products and our facilities, calculating and paying import taxes, complying with customs regulations, which include product content analysis and inspections.

Research and Development.  We are not currently conducting any research and development activities other than the development of our website. We believe that the total cost for the development of our website will be no more than $1,500. We do not anticipate conducting such activities in the near future.

Insurance. We currently do not maintain any insurance.

Employees.  As of December 10, 2008, we have no employees other than our officers. We will utilize independent contractors, consultants, and other creative personnel from time to time to assist in developing our products. We are not a party to any employment agreements or collective bargaining agreements.

Our Facilities.  Our offices are located at 35502 Camino Capistrano Dana Point, California 92624.  We pay $800 per month on a month to month basis. We believe that our facilities are adequate for our needs. We do not own any real estate.

Legal Proceedings.   There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors. Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve until the meeting of the Board of Directors following the next annual meeting of stockholders and until their successors have been elected and qualified.

The following table sets forth information regarding our executive officers and directors.

Name	Age	Position
Keith Bootow	60	president, secretary and a director
Robert DeMate	37	chief financial officer and a director

Keith Bootow. Mr. Keith Bootow has been our President, Secretary and one of our directors since our inception in April 2007.  From 1992 to 2007, Mr. Bootow has owned and operated Transworld Alliance, LLC, an international wine brokerage and consulting firm specializing in brand development, and network strategies for distribution and marketing of product lines. From 1989 to 1992, Mr. Bootow was the National Sales Manager for Griffith Enterprises, a national distributor for beer and beer products. From 1979 to 1989, Mr. Bootow was the Western Regional Sales and Marketing Manager for Suntory International where he was in charge of brand development and sales for the 17 Western United States. Mr. Bootow was responsible for spearheading the Suntory Beer distribution in the United States and the distribution of Midori from inception. Mr. Bootow has Bachelor degree in business administration from California State University, Fullerton. Mr. Bootow is not an officer or director of any other company.

Robert DeMate. Mr. Robert DeMate has been our Chief Financial Officer and one of our directors since our inception in April 2007. From October 1998 to November 2006, Mr. DeMate was the vice-president and chief financial officer of TLC Real Estate Services, Inc. a California corporation specializing in sales and financing of real estate transactions.  Mr. DeMate was the top sales representative in each of those years in addition to managing all aspects of the business and financial operations.  From March 2001 to November 2006 Mr. DeMate was instrumental in launching the residential building development division and foreclosure division for TLC Real Estate Services, Inc.  Mr. DeMate was the vice-president and chief financial officer in each of the following entities: Home Equity Savers, Inc.; RTR Artesia Development, LLC; RTR Apple Valley Development, LLC; and High Desert Home Development, LLC.  Mr. DeMate managed all aspects of operations in these corporations including, sales, marketing and maintaining the financial records of these entities. Mr. DeMate is also licensed as a real estate sales agent in California. Mr. DeMate is not an officer or director of any reporting company.

All directors hold office until the completion of their term of office, which is not longer than one year, or until their successors have been elected. All officers are appointed annually by the board of directors and, subject to employment agreements (which do not currently exist) serve at the discretion of the board. Currently, directors receive no compensation.

There is no family relationship between any of our officers or directors.  There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Audit Committee. Presently, the board of directors acts as the audit committee. The board of directors does not have an audit committee financial expert. The board of directors has not yet recruited an audit committee financial expert to join the board of directors because we have only recently commenced a significant level of financial operations.

Audit Committee Financial Expert.  Our board of directors does not have an “audit committee financial expert,” within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission, serving on its audit committee.  The board of directors believes that all members of its audit committee are financially literate and experienced in business matters, and that one or more members of the audit committee are capable of (I) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding our internal controls and procedures for financial reporting; and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert.  However, the board of directors believes that there are not any audit committee members who has obtained these attributes through the experience specified in the SEC’s definition of “audit committee financial expert.”  Further, like many small companies, it is difficult for the Company to attract and retain board members who qualify as “audit committee financial experts,” as competition for these individuals is significant.  The board believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”  We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our start-up operations, we believe the services of a financial expert are not warranted.

Code of Ethics. We do not currently have a Code of Ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We plan to adopt a Code of Ethics.

Nominating Committee.  Our entire Board participates in consideration of director nominees. The Board will consider candidates who have experience as a board member or senior officer of a company or who are generally recognized in a relevant field as a well-regarded practitioner, faculty member or senior government officer.  The Board will also evaluate whether the candidates' skills and experience are complementary to the existing Board's skills and experience as well as the Board's need for operational, management, financial, international, technological or other expertise. The Board will interview candidates that meet the criteria and then select nominees that Board believes best suit our needs.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND
RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 10, 2008, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Keith Bootow P.O. Box 4072 Fullerton, CA 92834	1,725,000 shares(1) President Secretary and a Director	18.70%
Common Stock	Robert DeMate 27122 A Paseo Espada, Suite 924 San Juan Capistrano, CA 92675	1,612,500 shares Chief Financial Officer and a Director	17.51%
Common Stock	Michael Speakman P.O. Box 396 San Clemente, CA 92674	1,625,000 shares	17.62%
Common Stock	Brian Bootow 1265 S. Springwood Dr. Anaheim Hills, CA 92808	1,725,000 shares(1)	18.70%
Common Stock	Michael T. Leake 32 Burlingame Irvine, CA 92602	1,643,750 shares	17.82%
Common Stock	All directors and named executive officers as a group	3,337,500 shares	36.21%

(1) Includes 225,000 shares of common stock held by Tortan Ventures LLC, who is owned by Keith Bootow, our President, Secretary and one of our directors, and his son Brian Bootow. Keith Bootow and Brian Bootow are each deemed to beneficially own those shares.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control.  Our management is not aware of any arrangements which may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

No Equity Compensation Plan. We do not have any securities authorized for issuance under any equity compensation plan.  We also do not have an equity compensation plan and do not plan to implement such a plan.

EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table.  The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our principal executive officer and our only other executive officer during the period from our inception on April 2, 2007 through the year ending December 31, 2007.

Name and Principal Position	Year Ended	Salary $	Bonus $	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Nonqualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Keith Bootow President, Secretary	2007	0	0	0	0	0	0	0	0
Robert DeMate, Chief Financial Officer	2007	0	0	0	0	0	0	0	0

Except as set forth above, none of our officers and/or directors currently receives any compensation for their respective services rendered to the Company. Officers and directors have agreed to act without compensation until authorized by the Board of Directors, which is not expected to occur until we have generated sufficient revenues from our operations.

Stock Options/SAR Grants. No grants of stock options or stock appreciation rights were made since our date of incorporation in April 2007.

Long-Term Incentive Plans. As of December 31, 2007, we had no group life, health, hospitalization, or medical reimbursement or relocation plans in effect. Further, we had no pension plans or plans or agreements which provide compensation on the event of termination of employment or change in control of us.

Employment Contracts and Termination of Employment. We do not anticipate that we will enter into any employment contracts with any of our employees. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Outstanding Equity Awards at Fiscal Year-end. As of the year ended December 31, 2007, the following named executive officer had the following unexercised options, stock that has not vested, and equity incentive plan awards:

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	# Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Not Vested	Market Value of Shares or Units Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Not Vested	Value of Unearned Shares, Units or Other Rights Not Vested
Keith Bootow, president, secretary	0	0	0	0	0	0	0	0	0
Robert DeMate, chief financial officer	0	0	0	0	0	0	0	0	0

Director Compensation. Our directors received the following compensation for their service as directors during the period from April 2, 2007, our date of formation, through December 31, 2007:

Name	Fees Earned or Paid in Cash	Stock Awards $	Option Awards $	Non-Equity Incentive Plan Compensation $	Non-Qualified Deferred Compensation Earnings $	All Other Compensation $	Total $
Keith Bootow	0	0	0	0	0	0	0
Robert DeMate	0	0	0	0	0	0	0

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships. Keith Bootow, one of our officers and directors, is the father of Brian Bootow, one of our principal shareholders.

Related Party Transactions. There have been no related party transactions which would be required to be disclosed pursuant to Item 404 of Regulation S-K, except for the following:

In April 2007, we issued a total of 3,000,000 shares of our common stock to Keith Bootow and Robert DeMate, who were our promoters and are our officers and directors.  These shares were issued in exchange for cash of $3,000, or $0.001 per share.

From our inception through June 30, 2007, Robert DeMate, one of our officers and directors, provided approximately 800 square feet of office space to us at no charge. Our financial statements reflect, as occupancy costs, the fair market value of that space, which is approximately $800 per month.  Total rent charged to operations in 2007 amounted to $7,200 of which $2,400 was deemed donated and credited to equity. Beginning July 1, 2007, we have been paying $800 per month directly to the landlord.

There are no written agreements for the transactions disclosed in this section.  We believe that each report transaction and relationship is on terms that are at least as fair to us as would be expected if those transactions were negotiated with third parties.

With regard to any future related party transaction, we plan to fully disclose any and all related party transactions, including, but not limited to, the following:

• disclose such transactions in prospectuses where required;
• disclose in any and all filings with the Securities and Exchange Commission, where required;
• obtain disinterested directors consent; and
• obtain shareholder consent where required.

Director Independence.  Members of our Board of Directors are not independent as that term is defined by defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

DESCRIPTION OF SECURITIES

Description of Capital Stock. We are authorized to issue 50,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of December 10, 2008, 9,224,375 shares of our common stock were issued and outstanding. No preferred stock is issued or outstanding.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to shareholders, including dividend payments.  The holders of our common stock are entitled to one vote for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of our directors or any other matter. Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available therefore. Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our board of directors and subject to any restrictions that may be imposed by our lenders.

Preferred Stock.   We have not designated the right and preferences of our preferred stock. The availability or issuance of these shares could delay, defer, discourage or prevent a change in control.

Our Articles of Incorporation and our Bylaws do not contain any provisions which were included to delay, defer, discourage or prevent a change in control.

LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by M2 Law Professional Corporation, located in Newport Beach, California.

EXPERTS

Our financial statements for the period from April 2, 2007, our date of formation, through June 30, 2007, appearing in this prospectus which is part of a Registration Statement have been audited by Jonathon P. Reuben, CPA, an Accountancy Corporation, and are included in reliance upon such report given upon the authority of Jonathon P. Reuben, CPA, an Accountancy Corporation, as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 Registration Statement under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

In August 2007, our Board of Directors appointed Jonathon P. Reuben, CPA, an Accountancy Corporation, to audit our financial statements for the period from April 2, 2007, our date of formation, through June 30, 2007. There have been no disagreements with our accountant since our formation.

PART I - FINANCIAL INFORMATION

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

September 30,
2008
(Unaudited)
ASSETS

Current assets
Cash and cash equivalents	$30,328

Total current assets	30,328

Property and equipment, net of accumulated depreciation	1,086

Other assets	1,000

Total assets	$32,414

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$9,181

Total current liabilities	9,181

Stockholders' equity:
Preferred stock, $0.001 par value;
5,000,000 shares authorized; 0 shares issued
and outstanding at September 30, 2008	-
Common stock, $0.001 par value;
50,000,000 shares authorized; 9,224,375
shares issued and outstanding at September 30, 2008	9,224
Additional paid-in capital	101,926
Deficit accumulated during the development stage	(87,917)

Total stockholders' equity	23,233

Total liabilities and stockholders' equity	$32,414

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATION

					For the period
	Three months	Three months	Nine months	Nine months	April 2, 2007
	ended	ended	ended	ended	(inception) to
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenue	$-	$-	$-	$-	$-

Cost of revenue	-	-	-	-	-

Gross profit	-	-	-	-	-

General and administrative expenses	(9,825)	(21,455)	(45,129)	(25,842)	(87,117)

Loss before income taxes	(9,825)	(21,455)	(45,129)	(25,842)	(87,117)

Provision for income taxes	-	-	800	-	800

Net loss	$(9,825)	$(21,455)	$(45,929)	$(25,842)	$(87,917)

Basic and diluted earnings (loss) per share	$-	$-	$-	$-

Weighted average common shares outstanding	9,224,375	9,224,375	9,224,375	8,595,144

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY

				Deficit
				accumulated
			Additional	during the	Total
	Common stock		paid-in	development	stockholders'
	Shares	Amount	capital	stage	equity
Balance at April 2, 2007
date of incorporation	-	$-	$-	$-	$-

Issuance of founder shares for cash
at $0.001 per share in April 2007	3,000,000	3,000	-	-	3,000

Issuance of common stock for cash
at $0.001 per share in April 2007	4,900,000	4,900	-	-	4,900

Issuance of common stock for cash
at $0.08 per share in June 2007	1,324,375	1,324	104,526	-	105,850

Costs incurred in private offering	-	-	(5,000)	-	(5,000)

Additional paid-in capital in exchange
for facilities provided by related party	-	-	2,400	-	2,400

Net loss from inception to
December 31, 2007	-	-	-	(41,988)	(41,988)

Balance at December 31, 2007	9,224,375	9,224	101,926	(41,988)	69,162

Net loss for the nine months
ended September 30, 2008 (unaudited)	-	-	-	(45,929)	(45,929)

Balance at September 30, 2008	9,224,375	$9,224	$101,926	$(87,917)	$23,233

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			For the period
	Nine months	Nine months	April 2, 2007
	ended	ended	(inception) to
	September 30,	September 30,	September 30,
	2008	2007	2008
	(Unaudited)	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net loss	$(45,929)	$(25,842)	$(87,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Additional paid-in capital in exchange for facilities provided by related party	-	2,400	2,400
Depreciation	465	155	775
Changes in operating assets and liabilities:
Prepaid expenses	2,610	-	-
Other assets	(1,000)	-	(1,000)
Accounts payable and accrued expenses	8,901	10,047	9,181

Net cash used in operating activities	(34,953)	(13,240)	(76,561)

Cash flows from investing activities
Purchase of fixed assets	-	(1,861)	(1,861)

Net cash used in investing activities	-	(1,861)	(1,861)

Cash flows from financing activities
Proceeds from issuance of common stock	-	113,750	113,750
Costs incurred in private placement offering	-	(5,000)	(5,000)

Net cash provided by financing activities	-	108,750	108,750

Net (decrease) increase in cash and cash equivalents	(34,953)	93,649	30,328

Cash and cash equivalents, beginning of period	65,281	-	-

Cash and cash equivalents, end of period	$30,328	$93,649	$30,328

Supplemental disclosure of cash flow information
Income taxes paid	$800	$800	$800
Interest paid	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(1)	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Delaware on April 2, 2007.  The Company is developing a wholesale and distribution business that specializes in providing French and California sourced wines, via several company-owned brands, to the Chinese market.  In May 2007, the Company received its license to operate as a distributor from the California Department of Alcoholic Beverage Control.  As of September 30, 2008, the Company has not reported any revenue and will continue to report as a development stage company until significant revenues are produced.

INTERIM FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations.

In the opinion of management, all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the periods presented have been included.  The operating results of the Company on a quarterly basis may not be indicative of operating results for the full year.  For further information, refer to the financial statements and notes included in International Vineyard, Inc.’s Form 10-KSB/A for the year ended December 31, 2007.

BASIS OF PRESENTATION AND GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred net losses since inception, and as of September 30, 2008, had an accumulated deficit of $87,917. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional financing through debt financing and equity financing or through other means that it deems necessary, with a view to moving forward and sustaining a prolonged growth in its strategy phases. However, no assurance can be given that the Company will be successful in raising additional capital. Further, even if the company raises additional capital, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

CONCENTRATION OF CREDIT RISK

Cash and Cash Equivalents - The Company maintains its cash at two separate banks. The balance in each account may at times exceed federally insured limits.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation ranging from 3 to 5 years.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

LONG-LIVED ASSETS

The Company accounts for its long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."  SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. As of September 30, 2008, the Company did not deem any of its long-term assets to be impaired.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

BASIC AND DILUTED INCOME (LOSS) PER SHARE

In accordance with SFAS No. 128, "Earnings Per Share," basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of September 30, 2008, the Company did not have any equity or debt instruments outstanding that can be converted into common stock.

PROVISION FOR INCOME TAXES

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet as of September 30, 2008. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value.

REVENUE RECOGNITION

The Company has not generated any income since its inception.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“SFAS 141(R)”). SFAS 141(R) requires the acquiring entity in a business combination to recognize all assets acquired and liabilities assumed in the transaction, establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed, and requires the acquirer to disclose the nature and financial effect of the business combination. SFAS 141(R) is effective for fiscal years beginning on or after December 15, 2008.  If and when the Company acquires one or more entities in the future, it will apply SFAS 141(R) for the purposes of accounting for such acquisitions.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160,"Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008.  The Company presently has no such non-controlling interests. If and at such time as such an interest exists, it will apply SFAS 160.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements of SFAS 133, “Accounting for Derivative Instruments and Hedging.” SFAS 161 is effective for fiscal years beginning after November 15, 2008. The Company will adopt SFAS 161 in the first quarter of 2009 and currently expect such adoption to have no impact on its results of operations, financial position, or cash flows.

In April 2008, the FASB issued Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for the Company in the first quarter of 2009. The Company presently has no such intangible assets. If and at such time as such assets are acquired, the Company will apply SFAS 160.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS 162 will become effective 60 days following Securities and Exchange Commission (“SEC”) approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The Company does not anticipate the adoption of SFAS 162 to have a material impact on our results of operations, financial position, or cash flows.

In June 2008, the FASB issued Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“EITF 03-6-1”). EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore, need to be included in the earnings allocation in calculating earnings per share under the two-class method described in FASB Statement of Financial Accounting Standards No. 128, “Earnings per Share.” EITF 03-6-1 requires companies to treat unvested share-based payment awards that have non-forfeitable rights to dividend or dividend equivalents as a separate class of securities in calculating earnings per share. EITF 03-6-1 is effective for fiscal years beginning after December 15, 2008. EITF 03-6-1 is effective for the Company in the first quarter of 2009. We are currently assessing the impact of EITF 03-6-1, but do not expect that such adoption will have a material effect on our results of operations, financial position, or cash flows.

(2)	PROPERTY AND EQUIPMENT

A summary as of September 30, 2008, is as follows:

Computer equipment	$1,861
Less accumulated depreciation	(775)

$1,086

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

The computer equipment is being depreciated on a straight-line basis over its estimated useful life of 3 years.  Depreciation expense for three months ended September 30, 2008 and 2007 was $155 and $155, respectively. Depreciation expense for nine months ended September 30, 2008 and 2007 was $465 and $155, respectively.

(3)	STOCKHOLDERS' EQUITY

The Company is authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.  Each share of common stock shall entitle the holder to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought.  The holders of shares of preferred stock shall have no right to vote such shares, with certain exceptions as determined by the Board of Directors.

In April 2007, the Company issued 7,900,000 shares of its common stock to its founders at $.001 per share for an aggregate total of $7,900.

In June 2007, the Company performed a private placement and issued 1,324,375 shares of common stock at $0.08 per share for an aggregate total of $105,850.

In October 2007, the Company submitted its Registration Statement on Form SB-2 for the registration of 1,524,375 shares of its outstanding common stock.  On October 15, 2007, the Company’s registration statement was declared effective by the Securities and Exchange Commission.

(4)	PROVISION FOR INCOME TAXES

As of September 30, 2008, the Company reported an estimated federal net operating loss carryforward of approximately $87,000 which can be used to offset future federal income tax.  The federal net operating loss carryforward expires in 2028.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

As of September 30, 2008, the Company had the following deferred tax assets that related to its net operating losses.  A 100% valuation allowance has been established, as management believes it more likely than not that the deferred tax assets will not be realized:

Federal loss carryforward (@ 25%)	$21,750
Less: valuation allowance	(21,750)

Net deferred tax asset	$-

The Company’s valuation allowance increased by $15,300 the nine months ended September 30, 2008.

(5)	RELATED-PARTY TRANSACTIONS

From the Company’s inception through September 30, 2008, the Company utilized the office of a founder who is also an officer and shareholder of the Company. Through June 2007, the Company did not pay any rent and treated the usage of the office as if it were being donated. It charged the estimated fair value rent of $800 per month to operations. Commencing July 2007 through September 30, 2008, the Company paid its pro rata share of the office rent ranging from $800 to $1,058 a month.  Total rent charged to operations amounted to $7,916 for the nine months ended September 30, 2008.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31,
2007

ASSETS

Current assets
Cash and cash equivalents	$65,281
Prepaid expenses	2,610

Total current assets	67,891

Property and equipment, net of accumulated depreciation	1,551

Total assets	$69,442

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued expenses	$280

Total current liabilities	280

Stockholders' equity
Preferred stock, $0.001 par value;
5,000,000 shares authorized; 0 shares issued
and outstanding at December 31, 2007	-
Common stock, $0.001 par value;
50,000,000 shares authorized; 9,224,375 shares issued
and outstanding at December 31, 2007	9,224
Additional paid-in capital	102,026
Deficit accumulated during the development stage	(41,988)
Common stock subscription receivable	(100)

Total stockholders' equity	69,162

Total liabilities and stockholders' equity	$69,442

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS

For the period
April 2, 2007
(inception) to
December 31,
2007

Net revenue	$-

General and administrative expenses	(41,988)

Loss before income taxes	(41,988)

Provision for income taxes	-

Net loss	$(41,988)

Basic and diluted loss per share	$(0.00)

Weighted average common shares outstanding	8,807,173

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD APRIL 2, 2007 (INCEPTION) TO DECEMBER 31, 2007

				Deficit
				accumulated	Common
			Additional	during the	stock	Total
	Common stock		paid-in	development	subscription	stockholders'
	Shares	Amount	capital	stage	receivable	equity

Balance at April 2, 2007
date of incorporation	-	$-	$-	$-	$-	$-

Issuance of founder shares for cash
at $0.001 per share in April 2007	7,900,000	7,900	-	-	-	7,900

Issuance of common stock for cash
at $0.08 per share in June 2007	1,324,375	1,324	104,626	-	(100)	105,850

Costs incurred in private offering	-	-	(5,000)	-	-	(5,000)

Additional paid-in capital in exchange
for facilities provided by related party	-	-	2,400	-	-	2,400

Net loss from inception to
December 31, 2007	-	-	-	(41,988)		(41,988)

Balance at December 31, 2007	9,224,375	$9,224	$102,026	$(41,988)	$(100)	$69,162

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS

For the period
April 2, 2007
(inception) to
December 31,
2007

Cash flows from operating activities
Net loss	$(41,988)
Adjustments to reconcile net loss to net cash used in operating activities:
Additional paid-in capital in exchange for facilities provided
related party	2,400
Depreciation	310
Changes in operating assets and liabilities:
Prepaid expenses	(2,610)
Accounts payable and accrued expenses	280

Net cash used in operating activities	(41,608)

Cash flows from investing activities
Purchase of fixed assets	(1,861)

Net cash used in investing activities	(1,861)

Cash flows from financing activities
Proceeds from issuance of common stock	113,750
Costs incurred in private placement offering	(5,000)

Net cash provided by financing activities	108,750

Net increase in cash and cash equivalents	65,281

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$65,281

Supplemental disclosure of cash flow information
Income taxes paid	$-
Interest paid	$-

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

(1)	NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

The Company is currently a development stage company under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 7 and was incorporated under the laws of the State of Delaware on April 2, 2007.  The Company is developing a wholesale and distribution business that specializes in providing French and California sourced wines, via several company-owned brands, to the Chinese market.  As of December 31, 2007, the Company has not reported any revenue and will continue to report as a development stage company until significant revenues are produced.

BASIS OF PRESENTATION AND GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred net losses since inception, and as of December 31, 2007 had an accumulated deficit of $41,988. These conditions raise substantial doubt as to the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Management recognizes that the Company must generate additional resources to enable it to continue operations. Management intends to raise additional financing through debt financing and equity financing or through other means that it deems necessary, with a view to moving forward and sustaining a prolonged growth in its strategy phases. However, no assurance can be given that the Company will be successful in raising additional capital. Further, even if the company raises additional capital, there can be no assurance that the Company will achieve profitability or positive cash flow. If management is unable to raise additional capital and expected significant revenues do not result in positive cash flow, the Company will not be able to meet its obligations and may have to cease operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported periods. Actual results could materially differ from those estimates.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less which are not securing any corporate obligations.

CONCENTRATION OF CREDIT RISK

Cash and Cash Equivalents - The Company maintains its cash deposits in two bank accounts which at times may exceed federally insured limits.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated using the straight-line method and with useful lives used in computing depreciation ranging from 3 to 5 years.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Expenditures for maintenance and repairs are charged to operations as incurred; additions, renewals and betterments are capitalized.

LONG-LIVED ASSETS

The Company accounts for its long-lived assets in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."  SFAS No. 144 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value or disposable value. As of December 31, 2007, the Company did not deem any of its long-term assets to be impaired.

BASIC AND DILUTED INCOME (LOSS) PER SHARE

In accordance with SFAS No. 128, "Earnings Per Share," basic income (loss) per common share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted income (loss) per common share is computed similar to basic income per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. As of December 31, 2007, the Company did not have any equity or debt instruments outstanding that can be converted into common stock.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

PROVISION FOR INCOME TAXES

The Company accounts for income taxes under SFAS 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Pursuant to SFAS No. 107, “Disclosures About Fair Value of Financial Instruments”, the Company is required to estimate the fair value of all financial instruments included on its balance sheet as of December 31, 2007. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value.

REVENUE RECOGNITION

The Company has not generated any revenue since its inception.

RECENT ACCOUNTING PRONOUNCEMENTS

SFAS No. 159 - In February 2007, the FASB issued Statement No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. This Statement applies to all entities, including not-for-profit organizations. Most of the provisions of this Statement apply only to entities that elect the fair value option. However, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. Some requirements apply differently to entities that do not report net income. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, Fair Value Measurements. No entity is permitted to apply this Statement retrospectively to fiscal years preceding the effective date unless the entity chooses early adoption. The choice to adopt early should be made after issuance of this Statement but within 120 days of the beginning of the fiscal year of adoption, provided the entity has not yet issued financial statements, including required notes to those financial statements, for any interim period of the fiscal year of adoption. This Statement permits application to eligible items existing at the effective date (or early adoption date). The Company has evaluated the impact of the implementation of SFAS No. 159 and does not believe the impact will be significant to the Company's overall results of operations or financial position.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

SFAS No. 141 (revised 2007) – In December 2007, the FASB issued Statement No. 141 (revised 2007), Business Combinations. This statement replaces FASB Statement No. 141 Business Combinations.  The objective of this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this Statement establishes principles and requirements for how the acquirer 1) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree, 2) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and 3) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently assessing the potential effect of SFAS 141 (revised 2007) on its financial statements.

SFAS No. 160 – In December 2007, the FASB issued Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51. The objective of this Statement is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require 1) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity, 2) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, 3) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, 4) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, and 5) entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  The Company is currently assessing the potential effect of SFAS 160 on its financial statements.

SFAS No. 161 - In December 2007, the FASB issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133. This Statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

This Statement is intended to enhance the current disclosure framework in Statement 133. The Statement requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure better conveys the purpose of derivative use in terms of the risks that the entity is intending to manage. Disclosing the fair values of derivative instruments and their gains and losses in a tabular format should provide a more complete picture of the location in an entity’s financial statements of both the derivative positions existing at period end and the effect of using derivatives during the reporting period. Disclosing information about credit-risk-related contingent features should provide information on the potential effect on an entity’s liquidity from using derivatives. Finally, this Statement requires cross-referencing within the footnotes, which should help users of financial statements locate important information about derivative instruments.

This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The Company is currently evaluating SFAS 161 and has not yet determined its potential impact on its future results of operations or financial position.

(2)	PROPERTY AND EQUIPMENT

A summary as of December 31, 2007, is as follows:

Computer equipment	$1,861
Less accumulated depreciation	(310)

$1,551

The computer equipment is being depreciated on a straight-line basis over its estimated useful life of 3 years.  Depreciation expense amounted to $310 for the period from inception to December 31, 2007.

(3)	STOCKHOLDERS' EQUITY

The Company is authorized to issue up to 50,000,000 shares of $0.001 par value common stock and 5,000,000 shares of $0.001 par value preferred stock.  Each share of common stock shall entitle the holder to one vote, in person or by proxy, on any matter on which action of the stockholders of this corporation is sought.  The holders of shares of preferred stock shall have no right to vote such shares, with certain exceptions as determined by the Board of Directors.

In April 2007, the Company issued 7,900,000 shares of its common stock to its founders at $.001 per share for an aggregate total of $7,900.

In June 2007, the Company performed a private placement and issued 1,324,375 shares of common stock at $0.08 per share for an aggregate total of $105,850.

INTERNATIONAL VINEYARD, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

In October 2007, the Company submitted its Registration Statement on Form SB-2 for the registration of 1,524,375 shares of its common stock held by current shareholders.  On October 15, 2007, the Company’s registration statement was declared effective by the Securities and Exchange Commission.

(4)	PROVISION FOR INCOME TAXES

As of December 31, 2007, the Company reported an estimated federal net operating loss carryforward of approximately $43,000 which can be used to offset future federal income tax.  The federal net operating loss carryforward expires in 2027.  Deferred tax assets resulting from the net operating losses are reduced by a valuation allowance, when, in the opinion of management, utilization is not reasonably assured.

As of December 31, 2007, the Company had the following deferred tax assets that related to its net operating losses.  A 100% valuation allowance has been established, as management believes it more likely than not that the deferred tax assets will not be realized:

Federal loss carryforward (@ 15%)	$6,450
Less: valuation allowance	(6,450)

Net deferred tax asset	$-

The Company’s valuation allowance increased by $6,450 for the period from inception to December 31, 2007.

(5)	RELATED PARTY TRANSACTIONS

From the Company’s inception through December 2007, the Company utilized the office of a founder who is also an officer and shareholder of the Company. Through June 2007, the Company did not pay any rent and treated the usage of the office as if it were being donated. It charged the estimated fair value rent of $800 per month to operations. Commencing July 2007, the Company paid its pro rata share of the office rent at $800 a month.  Total rent charged to operations in 2007 amounted to $7,200 of which $2,400 was deemed donated and credited to equity.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution.  We will pay all expenses in connection with the registration and sale of our common stock. None of the expenses will be paid by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

Registration Fees	Approximately	$4.68
Transfer Agent Fees	Approximately	$750.00
Costs of Printing and Engraving	Approximately	$500.00
Legal Fees	Approximately	$10,000.00
Accounting Fees	Approximately	$10,000.00

Indemnification of Directors and Officers.  Article Seven of our Articles of Incorporation provides, among other things, that our officers and directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as an officer or a director, except for liability:

• for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
• for unlawful payments of dividends or unlawful stock purchase or redemption by us.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities.  There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-K, except for the following:

In April 2007, we issued 1,500,000 shares of our common stock to Keith Bootow and 1,500,000 shares of our common stock to Robert DeMate, who are our founders and our officers and directors.  These shares were issued in exchange for cash of $3,000, or $.001 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act.

In April 2007, we issued 4,900,000 shares of our common stock to four individuals in exchange for cash of $4,900, or $.001 per share. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, which exemption is specified by the provisions of Section 4(2) of that act.

In June 2007, we issued 1,324,375 shares of our common stock to several investors for cash of $105,950, or $0.08 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D promulgated pursuant to that act by the Securities and Exchange Commission.

Exhibits and Financial Statement Schedules

Exhibit	Description

1.	Underwriting Agreement (not applicable)

3.1	Certificate of Incorporation*

3.2	Bylaws*

5.	Executed Opinion Re: Legality

8.	Opinion Re: Tax Matters (not applicable)

11.	Statement Re: Computation of Per Share Earnings**

23.1	Consent of Auditors

23.2	Consent of Counsel***

*	Included in Registration Statement on Form SB-2 filed on October 3, 2007.
**	Included in Financial Statements.
***	Included in Exhibit 5.

Undertakings.

A. We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
 Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

B.
(1)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)
In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

C.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment No. 1 to Form SB-2 on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Dana Point, State of California, on December 10, 2008.

International Vineyard, Inc.,
a Delaware corporation

/s/ Keith Bootow
Keith Bootow
Principal Executive Officer
President, Secretary, Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Keith Bootow	December 10, 2008
Keith Bootow
Principal Executive Officer
President, Secretary, Director

/s/ Robert DeMate	December 10, 2008
Robert DeMate
Principal Accounting Officer
Chief Financial Officer, Director